EXHIBIT 99.1

NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE


CONTACTS:        Media:   Joanna Lambert                 Michael O'Neill
                          212-640-9668                   212-640-5951
                          joanna.g.lambert@aexp.com      mike.o'neill@aexp.com

  Investors/Analysts:     Alex Hopwood                   Ron Stovall
                          212-640-5495                   212-640-5574
                          alex.w.hopwood@aexp.com        ronald.stovall@aexp.com

--------------------------------------------------------------------------------

       AMERICAN EXPRESS REPORTS FIRST QUARTER EARNINGS OF $443 MILLION,
      OR $0.32 PER SHARE; REVENUES DECLINE ON LOWER CARDMEMBER SPENDING;
                  EXPENSES REDUCED BY REENGINEERING RESULTS

(Millions, except per share amounts)

                                                                             Quarters Ended    Percentage
                                                                                March 31,      Inc/(Dec)
                                                                            ----------------   ----------
                                                                             2009      2008
                                                                            ------    ------

   Total Revenues Net of Interest Expense                                   $5,926    $7,240      (18)%

   Income From Continuing Operations                                        $  443    $1,044      (58)%
   Loss From Discontinued Operations                                        $   (6)   $  (53)     (89)%
   Net Income                                                               $  437    $  991      (56)%
   Income From Continuing Operations
        Attributable to Common Shareholders(Footnote 1)                     $  367    $1,038      (65)%

   Net Income Attributable to Common Shareholders(Footnote 1)               $  361    $  985      (63)%

   Earnings Per Common Share - Basic:
      Income From Continuing Operations Attributable to Common Shareholders $ 0.32    $ 0.90      (64)%
      Loss From Discontinued Operations                                     $(0.01)   $(0.05)     (80)%
      Net Income Attributable to Common Shareholders                        $ 0.31    $ 0.85      (64)%

   Earnings Per Common Share - Diluted:
      Income From Continuing Operations Attributable to Common Shareholders $ 0.32    $ 0.89      (64)%
      Loss From Discontinued Operations                                     $(0.01)   $(0.04)     (75)%
      Net Income Attributable to Common Shareholders                        $ 0.31    $ 0.85      (64)%

   Average Common Shares Outstanding

      Basic                                                                  1,156     1,153        -%
      Diluted                                                                1,156     1,163       (1)%

   Return on Average Equity                                                   16.3%     35.9%
   Return on Average Common Equity                                            16.7%     35.7%
---------------------------------------------------------------------------------------------------------

   ---------
   (Footnote 1) Represents income from continuing operations or net income, as applicable, less (i) preferred shares dividends and related accretion of $72 million for the quarter ended March 31, 2009, and
       (ii) other adjustments of $4 million and $6 million for the quarters ended March 31, 2009 and 2008, respectively.

New York - April 23, 2009 - AMERICAN EXPRESS COMPANY (NYSE: AXP) today reported first-quarter income from continuing operations of $443 million, down 58 percent from $1.0 billion a year ago. Diluted earnings per share from continuing operations were $0.32, down 64 percent from $0.89 a year ago.

Net income totaled $437 million for the quarter, down 56 percent from a year ago. On a per-share basis, net income was $0.31, down 64 percent from $0.85 a year ago.

Consolidated total revenues net of interest expense declined 18 percent to $5.9 billion, down from $7.2 billion a year ago.

Consolidated provisions totaled $1.8 billion compared to $1.2 billion in the year-ago period, primarily reflecting additions to the lending credit reserves in view of increased write-offs and past due loans.

Consolidated expenses totaled $3.6 billion, down 22 percent from $4.6 billion a year ago, reflecting in part the results of the company's reengineering initiatives.

At the end of the quarter, the company's tier-one risk based capital ratio was
14.8 percent. Its tangible common equity(Footnote 2) to risk weighted assets of 10.1 percent was relatively high compared to most bank holding companies.

The company's return on average equity (ROE) was 16.3 percent, down from 35.9 percent a year ago. Return on average common equity (ROCE), which excludes the impact of preferred shares and other adjustments, was 16.7 percent, down from
35.7 percent a year ago.

"We made very good progress this quarter on each of our key priorities - to stay liquid, to stay profitable, and to selectively invest for growth," said Kenneth I. Chenault, chairman and chief executive officer.

"At a time when some parts of the card industry were incurring substantial losses, we remained solidly profitable thanks, in part, to our flexibility in adapting to a very difficult economic environment and the diversity of our business model. Strong contributions from merchant services and bank card processing on our network continued to provide us with a competitive advantage.

"We generated earnings of $443 million, despite substantial additions to our lending reserves and slower cardmember spending this quarter. Spending levels reflected the severe recessionary environment, but remained fairly consistent throughout the quarter.

--------------
(Footnote 2)
At March 31, 2009, tangible common equity ("TCE") was $9.4 billion, representing common shareholders' equity (i.e., shareholders' equity less preferred shares) of $12.4 billion less goodwill and other intangibles of $3.0 billion. TCE is, in management's view, a useful measure of the company's capital.

"We authorized more than $63 billion in U.S. charge card spending, and, at the end of the quarter, had $207 billion of open credit lines available to consumer and small businesses in the U.S.

"During the quarter, we again sought to balance near term performance against longer-term growth by investing in our recently expanded partnership with Delta Airlines and in global business-to-business initiatives.

"We diversified our funding activities by raising $3.5 billion of new deposits and ended the quarter with $25 billion of excess cash and marketable securities on hand. Based on current market conditions and the success of this program, we plan to continue funding our 2009 activities primarily through deposits.

"While we did see some recent improvement in early delinquency rates, overall credit indicators reflected rising unemployment levels and the broad-scale weakness in the economy. Based on current indicators, we expect second quarter U.S. lending write-off rates on a managed basis to rise between 200 and 250 basis points over the first quarter levels. We expect an additional increase of 50 basis points or less in the third quarter, before leveling off during the fourth quarter(Footnote 3). We continue to be very cautious about the economic outlook and plan to initiate additional reengineering efforts in the second quarter to help further reduce our operating costs. Our goal is to remain in a position to generate profits in excess of our dividend and be able to take competitive advantage of opportunities as the economy begins to rebound.

"Also, if permitted by our supervisors and if supported by the results of the stress assessment, we intend to repay the government investment of preferred shares and warrants."

During the first quarter, the translation effects of a comparatively stronger U.S. dollar contributed to lower non-U.S. revenues, provisions and expenses.

The lower tax provision for the quarter reflected lower pretax income and the impact of recurring permanent benefits.

DISCONTINUED OPERATIONS

Discontinued operations for the first quarter generated a loss of $6 million compared with a loss of $53 million during the year-ago period.

--------------------------
(Footnote 3)
The estimate for the fourth quarter assumes the U.S. unemployment rate reaches
9.7 percent in December 2009. The "managed basis" presentation includes on-balance sheet cardmember loans and off-balance sheet securitized cardmember loans. The difference between the "owned basis" (GAAP) information and "managed basis" information is attributable to the effects of securitization activities. The Company is not presenting estimates of owned net write-off rates comparable to the managed data above because the owned write-off rates are not determinable at this time. The company does not believe such estimated net write-off rates on an owned and managed basis would be materially different.

SEGMENT RESULTS

U.S. CARD SERVICES reported a first-quarter loss of $25 million, compared to a net income of $523 million a year ago.

Total revenues net of interest expense for the first quarter decreased 17 percent to $3.1 billion, driven by reduced cardmember spending and lower securitization income, net.

Provisions for losses totaled $1.4 billion, an increase of 57 percent or $502 million from a year ago. The increase reflected higher write-offs and past due loans. On a managed basis(4), the net loan write-off rate was 8.5%, up from 6.7% in the fourth quarter and 4.3% a year ago. Owned net write-offs were 8.5% in the quarter, up from 7.0% in the fourth quarter and 4.5% a year ago.

Total expenses decreased 15 percent. Marketing, promotion, rewards and cardmember services expenses decreased 22 percent from the year-ago period, reflecting lower volume-related rewards costs and reduced investments in marketing and promotion. Salaries and employee benefits and other operating expenses decreased 6 percent from year-ago levels, reflecting primarily the benefits from the company's ongoing reengineering initiatives and a favorable impact related to fair value hedge ineffectiveness.

INTERNATIONAL CARD SERVICES reported first-quarter net income of $39 million, compared to $133 million a year ago.

Total revenues net of interest expense decreased 14 percent to $1.0 billion, primarily driven by reduced cardmember spending.

Provisions for losses totaled $335 million, an increase of 46 percent or $106 million from a year ago. The increase reflected higher write-offs and past due loans.

Total expenses decreased 20 percent. Marketing, promotion, rewards and cardmember services expenses decreased 28 percent from year-ago levels, reflecting reduced marketing investments and lower volume-related rewards costs. Salaries and employee benefits and other operating expenses decreased 14 percent from year-ago levels, primarily due to the benefit from the company's ongoing reengineering initiatives.

GLOBAL COMMERCIAL SERVICES reported a first-quarter net income of $86 million, compared to $151 million a year ago.

Total revenues net of interest expense decreased 17 percent to $944 million, reflecting reduced spending by corporate cardmembers and lower travel commissions and fees.

-------------------------

(4) Please refer to the information set forth on Exhibit I for further discussion of the owned and managed basis presentations.

Total expenses decreased 11 percent. Marketing, promotion, rewards and cardmember services expenses decreased 8 percent from the year-ago period. Salaries and employee benefits and other operating expenses decreased 11 percent from the year-ago period, reflecting in part the benefit from the company's ongoing reengineering initiatives.

Both revenues and expenses reflected the impact of the acquisition of a commercial card and corporate purchasing services operation in March 2008.

GLOBAL NETWORK & MERCHANT SERVICES reported first-quarter net income of $237 million, up 6 percent from $223 million a year ago.

First-quarter total revenues net of interest expense decreased 17 percent to $836 million. The decrease reflected lower merchant-related revenues driven by a decrease in global card billed business.

Total expenses decreased 32 percent, reflecting lower brand advertising and reduced investment spending in merchant services. Salaries and employee benefits and other operating expenses decreased 26 percent, due to reduced legal costs and the benefit from the company's ongoing reengineering initiatives.

CORPORATE AND OTHER reported a first-quarter net income of $106 million, compared with net income of $14 million a year ago. The first quarter 2009 reflects the recognition of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements compared to $70 million ($43 million after-tax) in the year-ago period related to Visa.

American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com.

                                      ***

The 2009 First Quarter Earnings Supplement will be available today on the American Express web site at HTTP://IR.AMERICANEXPRESS.COM. An investor conference call will be held at 5:00 p.m. (ET) today to discuss first-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site. A replay of the conference call will be available later today at the same web site address.

EXHIBIT 1

                           AMERICAN EXPRESS COMPANY
                              U.S. CARD SERVICES

(BILLIONS, EXCEPT PERCENTAGES)

                                         Quarter Ended       Quarter Ended      Quarter Ended
                                         March 31, 2009      December 31, 2008  March 31, 2008
Cardmember lending - owned basis (A):
Average Loans                              $30.2                 $33.2            $39.6
Net write-off rate                           8.5%                 7.0%              4.5%

Cardmember lending - managed basis (B):
Average Loans (B)                          $59.1                 $63.0            $64.5
Net write-off rate                           8.5%                  6.7%             4.3%




(A) "Owned," a GAAP basis measurement, reflects only cardmember loans included in the company's Consolidated Balance Sheets.

(B) The managed basis presentation assumes that there have been no off-balance sheet securitization transactions, i.e., all securitized cardmember loans and related income effects are reflected as if they were in the company's balance sheets and income statements, respectively. The difference between the "owned basis" (GAAP) information and "managed basis" information is attributable to the effects of securitization activities. The company presents U.S. Card Services information on a managed basis because that is the way the company's management views and manages the business. Management believes that a full picture of trends in the company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans. Management also believes that use of a managed basis presentation presents a more comprehensive portrayal of the key dynamics of the cardmember lending business. Irrespective of the on and off-balance sheet funding mix, it is important for management and investors to see metrics for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue in order to evaluate market share. These metrics are significant in evaluating the company's performance and can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis. The company does not currently securitize international loans.

This release includes forward-looking statements, which are subject to risks and uncertainties. The forward-looking statements, which address the company's expected business and financial performance, among other matters, contain words such as "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the company's ability to manage credit risk related to consumer debt, business loans, merchants and other credit trends, which will depend in part on (i) the economic environment, including, among other things, the housing market, the rates of bankruptcies and unemployment, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products, (ii) the effectiveness of the company's credit models and (iii) the ultimate outcome of certain proposed legislative initiatives affecting the credit card business; the impact of the company's efforts to deal with delinquent cardmembers in the current challenging economic environment, which may affect payment patterns of cardmembers and the perception of the company's services, products and brands; the company's near-term write-off rates, including those for the second, third and fourth quarters of 2009, which will depend in part on changes in the level of the company's loan balances, delinquency rates of cardmembers and unemployment and bankruptcy rates; differences between owned (i.e. GAAP) and managed write-off rates, which can be impacted by factors such as the various types of customer accounts in the portfolios of the company and the lending securitization trust; consumer and business spending on the company's credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the economic environment, and the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers' spending, and sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the Global Network Services business; the write-off and delinquency rates in the medium- to long-term of cardmembers added by the company during the past few years, which could impact their profitability to the company; the company's ability to effectively implement changes in the pricing of certain of its products and services; fluctuations in interest rates (including fluctuations in benchmarks, such as LIBOR and other benchmark rates, and credit spreads), which impact the company's borrowing costs, return on lending products and the value of the company's investments; the company's ability to meet its long-term on average and over time financial targets; the actual amount to be spent by the company on marketing, promotion, rewards and cardmember services based on management's assessment of competitive opportunities and other factors affecting its judgment; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; fluctuations in foreign currency exchange rates; the company's ability to grow its business and generate excess capital and earnings in a manner and at levels that will allow the company to return a portion of capital to shareholders, which will depend on the company's ability to manage its capital needs, and the effect of business mix, acquisitions and rating agency and regulatory requirements, including those arising from the company's status as a bank holding company; the ability of the company to meet its objectives with respect to the growth of its brokered retail CD program and brokerage sweep account program and the implementation of its direct deposit initiative; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the company's brand, allows the company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services' bank partners in the United States the benefits of greater cardmember loyalty and higher spend per customer, and merchant benefits such as greater transaction volume and additional higher spending customers; the ability of the Global Network Services business to meet the performance requirements called for by the company's settlements with MasterCard and Visa; trends in travel and entertainment spending and the overall level of consumer confidence; the uncertainties associated with business acquisitions, including, among others, the failure to realize anticipated business retention, growth and cost savings, as well as the ability to effectively integrate the acquired business into the company's existing operations; the underlying assumptions and expectations related to the February 2008 sale of the American Express Bank Ltd. businesses and the transaction's impact on the company's earnings proving to be inaccurate or unrealized; the success, timeliness and financial impact (including costs, cost savings, and other benefits, including increased revenues), and beneficial effect on the company's operating expense to revenue ratio, both in the short-term (including during 2009) and over time, of reengineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the company's ability to reinvest the benefits arising from such reengineering actions in its businesses; bankruptcies, restructurings, consolidations or similar events (including, among others, the Delta Air Lines/Northwest Airlines merger) affecting the airline or any other industry representing a significant portion of the company's billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; the ability of the company to satisfy its liquidity needs and execute on its funding plans, which will depend on, among other things, the company's future business growth, its credit ratings, market capacity and demand for securities offered by the company, performance by the company's counterparties under its bank credit facilities and other lending facilities, regulatory changes, including changes to the policies, rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco, the company's ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions and the company's ability to meet the criteria for participation in certain liquidity facilities and other funding programs, including the Commercial Paper Funding Facility and the Temporary Liquidity Guarantee Program, being made available through the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation and other federal departments and agencies; accuracy of estimates for the fair value of the assets in the company's investment portfolio and, in particular, those investments that are not readily marketable, including the valuation of the interest-only strip relating to the company's lending securitizations and the ability of our charge card and lending trusts to maintain excess spreads at levels sufficient to avoid material set-asides or early amortization of our charge card and lending securitizations, which will depend on various factors such as income derived from the relevant portfolios and their respective credit performances; the company's ability to avoid material losses on its investment portfolio, including its investments in state and municipal obligations, the issuers of which could be adversely affected by the challenging economic environment; the company's ability to invest in technology advances across all areas of its business to stay on the leading edge of technologies applicable to the payment industry; the company's ability to attract and retain executive management and other key employees in light of the limitations on compensation imposed on participants in the U.S. Department of the Treasury's Capital Purchase Program in which the company is a participant; the company's ability to protect its intellectual property rights (IP) and avoid infringing the IP of other parties; the potential negative effect on the company's businesses and infrastructure, including information technology, of terrorist attacks, natural disasters or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the potential impact of regulations recently adopted by federal bank regulators relating to certain credit and charge card practices, including, among others, the imposition by card issuers of interest rate increases on outstanding balances and the allocation of payments in respect of outstanding balances with different interest rates, which could have an adverse impact on the company's net income; accounting changes; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the company's major businesses. A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2008, and the company's other reports filed with the SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME

(Millions)

                                                                             Quarters Ended
                                                                                March 31,
                                                                            ----------------    Percentage
                                                                             2009      2008     Inc/(Dec)
                                                                            ------    ------    ----------
Revenues
Non-interest revenues
  Discount revenue                                                          $3,066    $3,718       (18)%
  Net card fees                                                                532       531         -
  Travel commissions and fees                                                  365       494       (26)
  Other commissions and fees                                                   453       622       (27)
  Securitization income, net                                                   141       444       (68)
  Other                                                                        450       460        (2)
                                                                            ------    ------
     Total non-interest revenues                                             5,007     6,269       (20)
                                                                            ------    ------
Interest income
  Interest and fees on loans                                                 1,292     1,671       (23)
  Interest and dividends on investment securities                              154       186       (17)
  Deposits with banks and other                                                 28        85       (67)
                                                                            ------    ------
    Total interest income                                                    1,474     1,942       (24)
                                                                            ------    ------
Interest expense
  Deposits                                                                      85       149*      (43)
  Short-term borrowings                                                         27       161*      (83)
  Long-term debt                                                               434       650*      (33)
  Other                                                                          9        11*      (18)
                                                                            ------    ------
    Total interest expense                                                     555       971       (43)
                                                                            ------    ------
    Net interest income                                                        919       971        (5)
                                                                            ------    ------
Total revenues net of interest expense                                       5,926     7,240       (18)
                                                                            ------    ------
Provisions for losses
  Charge card                                                                  336       345        (3)
  Cardmember lending                                                         1,414       809        75
  Other                                                                         53        57        (7)
                                                                            ------    ------
     Total provisions for losses                                             1,803     1,211        49
                                                                            ------    ------
Total revenues net of interest expense after provisions for losses           4,123     6,029       (32)
                                                                            ------    ------

Expenses
  Marketing and promotion                                                      345       594       (42)
  Cardmember rewards                                                           846     1,040       (19)
  Cardmember services                                                          111       122        (9)
  Salaries and employee benefits                                             1,253     1,470       (15)
  Professional services                                                        519       550        (6)
  Occupancy and equipment                                                      358       375        (5)
  Communications                                                               104       115       (10)
  Other, net                                                                    43       302       (86)
                                                                            ------    ------
     Total                                                                   3,579     4,568       (22)
                                                                            ------    ------
Pretax income from continuing operations                                       544     1,461       (63)
Income tax provision                                                           101       417       (76)
                                                                            ------    ------
Income from continuing operations                                              443     1,044       (58)
Loss from discontinued operations, net of tax                                   (6)      (53)      (89)
                                                                            ------    ------
Net income                                                                  $  437    $  991       (56)
                                                                            ======    ======
Income from continuing operations attributable to common shareholders (A)   $  367    $1,038       (65)
                                                                            ======    ======
Net income attributable to common shareholders (A)                          $  361    $  985       (63)
                                                                            ======    ======

# - Denotes a variance of more than 100%.

* - Revised from prior disclosure on January 26, 2009, as reflected in the 2008 Annual Report to Shareholders, where applicable.

(A) Represents income from continuing operations or net income, as applicable, less (i) preferred shares dividends and related accretion of $72 million for the quarter ended March 31, 2009, and (ii) earnings allocated to participating share awards of $4 million and $6 million for the quarters ended March 31, 2009 and 2008, respectively.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                     CONDENSED CONSOLIDATED BALANCE SHEETS

(Billions)

                                                 March 31,  December 31,
                                                   2009         2008
                                                 ---------  ------------
Assets
  Cash                                             $ 21         $ 21
  Accounts receivable                                32           37
  Investment securities                              18           13
  Loans                                              34           41
  Other assets                                       16           14
                                                   ----         ----
    Total assets                                   $121         $126
                                                   ====         ====

Liabilities and Shareholders' Equity
  Customer deposits                                $ 18         $ 15
  Short-term borrowings                               3            9
  Long-term debt                                     58           60
  Other liabilities                                  26           30
                                                   ----         ----
    Total liabilities                               105          114
                                                   ----         ----

  Shareholders' equity                               16           12
                                                   ----         ----
    Total liabilities and shareholders' equity     $121         $126
                                                   ====         ====

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                               FINANCIAL SUMMARY

(Millions)

                                                                             Quarters Ended
                                                                                March 31,
                                                                            ----------------    Percentage
                                                                             2009      2008     Inc/(Dec)
                                                                            ------    ------    ----------
TOTAL REVENUES NET OF INTEREST EXPENSE
  U.S. Card Services                                                        $3,074    $3,722       (17)%
  International Card Services                                                1,023     1,195       (14)
  Global Commercial Services                                                   944     1,144       (17)
  Global Network & Merchant Services                                           836     1,003       (17)
                                                                            ------    ------
                                                                             5,877     7,064       (17)
  Corporate & Other,
    including adjustments and eliminations                                      49       176       (72)
                                                                            ------    ------

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE                         $5,926    $7,240       (18)
                                                                            ======    ======

PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
  U.S. Card Services                                                        $  (50)   $  791         #
  International Card Services                                                    8       117       (93)
  Global Commercial Services                                                   128       218       (41)
  Global Network & Merchant Services                                           365       335         9
                                                                            ------    ------
                                                                               451     1,461       (69)
  Corporate & Other                                                             93         -         #
                                                                            ------    ------

PRETAX INCOME FROM CONTINUING OPERATIONS                                    $  544    $1,461       (63)
                                                                            ======    ======

NET INCOME (LOSS)
  U.S. Card Services                                                        $  (25)   $  523         #
  International Card Services                                                   39       133       (71)
  Global Commercial Services                                                    86       151       (43)
  Global Network & Merchant Services                                           237       223         6
                                                                            ------    ------
                                                                               337     1,030       (67)

  Corporate & Other                                                            106        14         #
                                                                            ------    ------
  Income from continuing operations                                            443     1,044       (58)
  Loss from discontinued operations, net of tax                                 (6)      (53)      (89)
                                                                            ------    ------

NET INCOME                                                                  $  437    $  991       (56)
                                                                            ======    ======

# - Denotes a variance of more than 100%.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                         FINANCIAL SUMMARY (CONTINUED)

                                                                            Quarters Ended
                                                                                March 31,
                                                                            ----------------    Percentage
                                                                             2009      2008     Inc/(Dec)
                                                                            ------    ------    ----------
EARNINGS PER COMMON SHARE (A)

BASIC
      Income from continuing operations attributable to common
        shareholders                                                        $ 0.32    $ 0.90       (64)%
      Loss from discontinued operations                                      (0.01)    (0.05)      (80)
                                                                            ------    ------
      Net income attributable to common shareholders                        $ 0.31    $ 0.85       (64)%
                                                                            ======    ======

      Average common shares outstanding (millions)                           1,156     1,153         -%
                                                                            ======    ======

DILUTED
      Income from continuing operations attributable to common
        shareholders                                                        $ 0.32    $ 0.89       (64)%
      Loss from discontinued operations                                      (0.01)    (0.04)      (75)
                                                                            ------    ------
      Net income attributable to common shareholders                        $ 0.31    $ 0.85       (64)%
                                                                            ======    ======

      Average common shares outstanding (millions)                           1,156     1,163        (1)%
                                                                            ======    ======

Cash dividends declared per common share                                    $ 0.18    $ 0.18         -%
                                                                            ======    ======

                       SELECTED STATISTICAL INFORMATION

                                                                             Quarters Ended
                                                                                March 31,
                                                                            ----------------    Percentage
                                                                             2009      2008     Inc/(Dec)
                                                                            ------    ------    ----------
Return on average equity (B)                                                  16.3%     35.9%
Return on average common equity (B)                                           16.7%     35.7%
Return on average tangible common equity (B)                                  21.6%     42.5%
Common shares outstanding (millions)                                         1,168     1,158         1%
Book value per common share                                                 $10.61    $ 9.94         7%
Shareholders' equity (billions)                                             $ 15.8    $ 11.5        37%


# - Denotes a variance of more than 100%.

(A) Effective January 1, 2009, FSP No. EITF 03-6-1, "Determining Whether Instruments Granted in Share - Based Payment Transactions are Participating Securities" requires that Restricted Stock Awards be included in the computation of basic and diluted earnings per share pursuant to the two - class method. In accordance with this FSP, the Company has retrospectively adjusted EPS for all periods presented.

(B) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity.